UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ChannelAdvisor Corporation
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CHANNELADVISOR CORPORATION
2701 Aerial Center Parkway
Morrisville, North Carolina 27560

SUPPLEMENT TO PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 8, 2015

On or about March 27, 2015, ChannelAdvisor Corporation (the “Company”) made available to stockholders its proxy statement (the “Proxy Statement”) describing the matters to be voted upon at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10 a.m. local time at the offices of the Company at 2701 Aerial Center Parkway, Morrisville, North Carolina 27560. This supplement (this “Supplement”) updates the Proxy Statement and should be read in conjunction with it.
This Supplement updates the information contained in the Proxy Statement and is first being made available to stockholders on May 4, 2015. This supplement does not change the proposals to be acted on at the Annual Meeting, or the Board’s recommendations in relation thereto, which are described in the Proxy Statement and below. Except as specifically supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.
The Board unanimously recommends that stockholders vote “FOR” the following matters at the Annual Meeting:

•	re-election of the Board’s nominees, Timothy J. Buckley and Patrick J. Kerins, as directors to hold office until the 2018 Annual Meeting of Stockholders (Proposal 1); and

•	ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2).

Appointment of David J. Spitz as Chief Executive Officer and M. Scot Wingo as Executive Chairman
On May 4, 2015, the Company announced that David J. Spitz, the Company’s President and Chief Operating Officer, had been appointed by the Board of Directors to serve as the Company’s Chief Executive Officer. M. Scot Wingo, who had served as the Company’s Chief Executive Officer since inception, has been appointed to serve as Executive Chairman of the Company. The Company’s Board of Directors also approved an increase in the size of the Company’s Board of Directors from six (6) to seven (7) members and appointed Mr. Spitz as a director to fill the vacancy created by the increase. Mr. Spitz will be a director in the class of directors whose term of office expires at the 2016 annual meeting of stockholders and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal.
In connection with his appointment as Chief Executive Officer, the Board of Directors has approved an increase in Mr. Spitz’s annual base salary from $320,000 to $365,000 and also approved grants of 250,000 restricted stock units and 250,000 stock options that subject to continuous service vest in four equal annual installments through May 4, 2019. The terms of Mr. Spitz’s employment with the Company will continue to be governed by his Amended and Restated Executive Severance and Change of Control Letter Agreement, dated as of December 17, 2014, filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the Securities and Exchange Commission on February 26, 2015.
Additional information about Mr. Spitz and Mr. Wingo is set forth in the Proxy Statement.

Election of Directors
Neither the Board’s appointment of Mr. Spitz as Chief Executive Officer and Mr. Wingo as Executive Chairman nor the Board’s increase in the size of the Board to seven (7) members and the appointment of Mr. Spitz as a director change the proposals to be acted upon by stockholders at the Annual Meeting. Pursuant to Proposal 1 in the Proxy Statement, Mr. Buckley and Mr. Kerins remain the Board’s nominees for election as directors to serve until the 2018 annual meeting of stockholders, and the Board unanimously recommends that the stockholders vote “FOR” the re-election of both nominees.
Voting of Proxies
This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. As a stockholder, your vote is very important and the Board encourages you to exercise your right to vote, whether or not you plan to attend the Annual Meeting. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.
If you have already submitted your proxy card and wish to change your vote on any matter based on any of the information contained in this Supplement, you may change your vote or revoke your proxy at any time before it is exercised at the Annual Meeting by delivering written notice to the Company’s secretary, Diana Semel Allen, at the Company’s principal executive offices, by executing and delivering another proxy dated as of a later date, by voting over the telephone or online, or by voting in person at the Annual Meeting. If your shares are held in a bank or brokerage account in the United States, or if you are registered directly with the Company as the record holder of your shares, you may be eligible to vote your proxy online or by telephone. Please refer to the Proxy Statement for additional information and instructions.
By Order of the Board of Directors,

Diana Semel Allen
Secretary

Morrisville, North Carolina
May 4, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 8, 2015:
The Proxy Statement and this Supplement are available at www.proxyvote.com.